EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Tower Bancorp, Inc.:

We consent to the use of our report dated March 16, 2010 with respect to the consolidated balance sheet of Tower Bancorp, Inc. as of December 31, 2009, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2009, incorporated herein by reference and to the reference to our firm under the headings “Experts” and “Selected Historical Financial Data of Tower” in the prospectus.

/s/ KPMG LLP

Harrisburg, Pennsylvania

September 2, 2010